Exhibit 10.2

Non-Employee Director Compensation Policy (as of 3/1/11)

Directors of Destination Maternity Corporation (the “Company”) who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board of Directors. Our current arrangements for non-employee directors are as follows:

The Company pays each non-employee director a retainer of $6,250 per quarter. Upon conclusion of the annual meeting of stockholders each year, the Company grants each non-employee director 4,000 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company. Each non-employee director is compensated for his or her service at each meeting of our Board of Directors at a rate of $1,500 for Board meetings scheduled to be held in person and attended by such non-employee director. Non-employee directors are not compensated for attendance at Board of Directors or Committee meetings scheduled to be held telephonically. Additionally, the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is paid a quarterly retainer at the rates reflected in the below table, and each non-employee director who is a member of a Committee is compensated for his or her services at each meeting of a Committee scheduled to be held in person and attended by such non-employee director, at the following rates:

Committee / Position	Quarterly Retainer	Meeting Fee
Audit Committee
Chair	$2,500	$1,500
Member	n/a	$1,500
Compensation Committee
Chair	$1,250	$1,000
Member	n/a	$1,000
Nominating and Corporate Governance Committee
Chair	$1,250	$1,000
Member	n/a	$1,000

Board members are also reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Also, our Non-Executive Chairman is entitled to the following additional compensation: (a) an additional retainer of $6,250 per quarter; and (b) an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chairman to that position by the Board following the annual meeting of stockholders each year, that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.